Exhibit 35.5

ANNUAL COMPLIANCE STATEMENT

For the period of January 1, 2020 through December 31, 2020 (“Reporting Period”)

Deutsche Mortgage & Asset Receiving Corporation

Hudson Yards 2019-30HY Mortgage Trust, Commercial

Mortgage Pass-Through Certificates (the “Trust”)

Situs Holdings, LLC, as Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2020 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

The Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2020 and for the Reporting Period with respect to the Platform taken as a whole.

As Senior Director and Vice President of Compliance of Situs Holdings, LLC, we certify that:

A.A review of the Special Servicer’s activities during the Reporting Period and of Special Servicer’s performance under the Trust and Servicing Agreement has been made under our supervision; and

B.To the best of our knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Trust and Servicing Agreement in all material respects during the Reporting Period.

Date:  March 8, 2021

SITUS HOLDINGS, LLC

By:	/s/ Curt Spaugh		By:	/s/ Stacey Ciarlanti
	Name:	Curt Spaugh		Name:	Stacey Ciarlanti
	Title:	Senior Director		Title:	Vice President, Compliance